PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this "Agreement") is made effective as of August 20, 2021 (the "Effective Date"), by and between Linco Partnership, a Tennessee general partnership ("Seller"), and Green Hygienics Properties, LLC, a California limited liability company ("Buyer"). Seller and Buyer are sometimes collectively referred to herein as the "Parties" and singularly by their individual names or as a "Party."

RECITALS:

A. Seller is the owner of that certain real property consisting of approximately 95.625 +/- acres located at 288 Whitehouse Drive, Lincolnton, Lincoln County, North Carolina 28092, which real property is known to the Lincoln County Tax Department as bearing Pin No. 3635-20-7302, Tax Parcel ID No. 00426, and being more particularly described on Exhibit A attached hereto and incorporated herein by reference (the "Land"); and

B. Buyer desires to purchase the Property (as defined herein) from Seller, and Seller desires to sell the Property to Buyer, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Buyer and Seller hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.01 Agreement of Purchase and Sale. Subject to the terms, conditions, and provisions set forth in this Agreement, and for the consideration herein set forth, Seller agrees to sell and convey and Buyer agrees to purchase the following:

(a) the Land;

(b) all of Seller's right, title, and interest in, to, and under those rights, easements, and appurtenances pertaining to, used in connection with, or appurtenant to the Land, whether or not of record, including (i) all right, title and interest of Seller (if any) in and to adjacent streets, alleys or rights-of-way, (ii) strips, gaps and gores, if any, in connection with the Land, (iii) any and all oil, gas minerals, and hydrocarbons lying under, in, on or about or constituting a part of the Land, regardless of whether the minerals are considered part of the surface estate or part of the mineral estate, (iv) any and all water rights of any kind directly associated with the Land, (v) all water lines, pipes, and buried or surface irrigation systems, pipeline, and equipment on, under, or appurtenant to the Land, (vi) all wells and related pumps, motors, pipes, and related electrical equipment, located on, under, or appurtenant to the Land, (vii) all right, title and interest of Seller with respect any easements or covenants that benefit or burden the Land, and (viii) all other entitlements and expectancies to, on, or of the Land (the property described in this clause (b) is herein referred to collectively as the "Related Rights");

(c) the structures and other improvements on the Land (the property described in this clause (c) being herein referred to as the "Improvements").

The Land, the Related Rights, and the Improvements are hereinafter sometimes referred to collectively as the "Property."

1.02 Purchase Price. Seller is to sell and Buyer is to purchase the Property for a total purchase price of Two Million Four Hundred Thousand and No/100 ($2,400,000.00) (the "Purchase Price").

1.03 Payment of Purchase Price. The Purchase Price, as adjusted by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account of Escrow Holder (as defined below), and, as adjusted by prorations and adjustments as herein provided, shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to such bank account(s) designated by Seller in writing to Escrow Holder prior to the Closing, in accordance with the following terms:

(a) Deposit. Within three (3) business days of the Effective Date, Buyer shall deposit with First American Title Insurance Company, National Commercial Services, 611 Commerce Street, Suite 3101, Nashville, TN 37203, Attn: Jennifer DiPerna, as escrow holder ("Escrow Holder") the sum of Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the "Initial Deposit") by wire transfer of immediately available funds. The Initial Deposit shall be applied towards payment of the Purchase Price at Closing, and shall be fully and immediately refunded to Buyer in the event that this Agreement terminates pursuant to Section 4.03 of this Agreement.

(b) Balance. At or prior to the Close of Escrow (as defined below), Buyer shall deposit the remaining balance of the Purchase Price with Escrow Holder in cash by wire transfer of immediately available federal funds.

1.04 Purchase Price Allocation. For all purposes relevant to the calculation of federal or state taxes, the Parties shall mutually agree on an allocation of the Purchase Price on or before the Closing Date, and each Party will report the transactions contemplated herein in a manner consistent with this allocation.

1.05 1031 Exchange. Each Party may engage in an Internal Revenue Code Section 1031 exchange with respect to the sale and purchase of the Property and will cooperate with the other Party (at no cost to the other Party) to the extent necessary to accomplish such exchange.

1.06 Due Diligence Period. The Buyer shall until 6:00 P.M. EST on September 30, 2021 to complete its inspections and due diligence of the Property ("Due Diligence Period").

ARTICLE II
INSPECTIONS, CONDITION AND POSSESSION OF THE PROPERTY

2.01 Sale "As Is". BUYER SPECIFICALLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT BUYER IS KNOWLEDGEABLE AND EXPERIENCED IN THE ACQUISITION OF PROPERTIES SUCH AS THE PROPERTY AND THAT, AS OF THE CLOSING, BUYER AND BUYER'S AGENTS, CONSULTANTS, CONTRACTORS AND REPRESENTATIVES HAVE THOROUGHLY INSPECTED THE PROPERTY AND HAVE OBSERVED THE PHYSICAL CHARACTERISTICS AND CONDITION OF THE PROPERTY. SELLER AND BUYER AGREE THAT BUYER IS ACCEPTING POSSESSION OF THE PROPERTY ON THE CLOSING DATE "AS IS, WHERE IS, WITH ALL FAULTS" WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY. BUYER SPECIFICALLY ACKNOWLEDGES THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, SELLER'S AGENTS, OR BROKERS AS TO ANY MATTER CONCERNING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE CONDITION OR OPERABILITY OF ANY EQUIPMENT OR VEHICLES THAT ARE A PART OF THE SALE, AND THAT EXCEPT AS SET FORTH HEREIN, BUYER IS RELYING ENTIRELY ON ITS OWN INSPECTIONS AND OTHER DUE DILIGENCE ACTIVITY, WITHOUT ANY PHYSICAL OR ENVIRONMENTAL REPRESENTATIONS OR WARRANTIES OF ANY KIND BY SELLER.

2.02 Condition of Title to Property. Seller agrees to convey fee simple title to the Property. Title shall be conveyed by Seller to Buyer by limited warranty deed, subject to the items enumerated in this Section 2.02. Buyer shall accept title to the Property subject to the following exceptions (the "Permitted Exceptions"):

(a) The lien for supplemental taxes and assessments resulting from the change in ownership created by the sale of the Property to Buyer;

(b) Easements and rights-of-way for public roads, public utilities, and underground pipelines that are of record or apparent; and

(c) All other exceptions to title reflected on the preliminary report of title to the Property issued by Escrow Holder (the "Preliminary Report").

Notwithstanding the foregoing, on or prior to Closing, Seller shall remove or cause to be removed any deed of trust or other voluntary monetary lien upon the Property other than non-delinquent property taxes and all non-monetary liens or encumbrances on the Property that are placed on the Property without Buyer's written consent from and after the Effective Date, but specifically excluding any such liens or matters created or caused by Buyer.

2.03 Title Insurance. At the Close of Escrow and as a condition to Buyer's obligation to purchase the Property, Escrow Holder shall commit to issue, and to deliver to Buyer, its standard coverage CLTA Owner's Policy of Title Insurance insuring title to the Property in Buyer in the

condition set forth in Section 2.02 and with liability coverage in the amount of the Purchase Price (the "Title Policy"). Buyer shall be entitled to request that Escrow Holder (i) provide such endorsements (or amendments) to the Title Policy ("Endorsements") as Buyer may desire and/or (ii) increase the policy amount, and (iii) have the Title insurer issue an ALTA extended coverage policy, provided that the cost of all such Endorsements and extended coverage shall be borne and paid for by Buyer.

2.04 Property Inspections and Due Diligence. During the Due Diligence Period, Buyer, his agents, and employees shall have the right to enter upon the Property for the purpose of making non-invasive inspections at Buyer's sole risk, cost and expense. Seller shall assist Buyer in facilitating Buyer's right to inspection and entering upon the Property upon forty-eight (48) hours' notice. At Seller's request, Buyer shall provide Seller with a copy of the results of any tests, inspections, title reports and surveys made or obtained by Buyer. If any inspection or test disturbs the Property, Buyer will restore the Property to the same condition as existed before the inspection or test. In performing inspections and studies hereunder, Buyer shall comply with all applicable laws, rules, ordinances or regulations of any governmental authority or body having jurisdiction thereover and all agreements and other instruments affecting the Property. Buyer will defend, indemnify, and hold harmless Seller, its partners, and their respective directors, officers, employees, and agents from any loss, cost, damage, expense or liability arising out of or related to Buyer's inspections hereunder, which indemnification obligations of Buyer shall survive Closing or the termination of this Agreement.

2.05 Environmental Inspections. The inspections under Section 2.04 may include a Phase 1 or other non-invasive environmental assessment of the Property. If Buyer decides to do any invasive testing at the Property, Buyer shall do so only after notifying Seller and obtaining Seller's prior written consent thereto, which consent may be subject to any terms and conditions imposed by Seller at its sole discretion. Furthermore, if any assessment or test disturbs the Property, Buyer will restore the Property to the same condition as existed before the inspection or test. At Seller's request, Buyer shall deliver to Seller copies of any environmental report obtained by Buyer.

2.06 Environmental Remediation. Buyer and Seller are aware that when Seller's former tenant vacated the Property, the tenant left numerous containers including totes, drums, and storage tanks filled with waste water and water treatment rinse water ("Waste Water") that need to be removed and/or remediated. The former tenant may have also caused other environmental damage to the Property caused by its business operations. Buyer and Seller agree that, during the Due Diligence Period, the Parties shall determine the scope of the harm caused by the tenant to the Property, if any, and mutually agree upon a plan to remediate the environmental impact of the Waste Water containers and other environmental harm, if any. If a remediation plan is not agreed to during the due diligence period, Buyer may terminate this Agreement in accordance with Section 2.07. If a remediation plan is agreed to by the Parties during the due diligence period, and the time necessary to remediate the effects of the Waste Water containers and other environmental issues caused by the Tenant to the Property cannot be completed before Closing, the Closing Date shall be extended by mutual agreement of the Parties to allow for completion of the remediation plan. Notwithstanding the above, the Closing Date shall not be extended more than six (6) months from the Effective Date.

2.07 Termination During Due Diligence Period. If Buyer determines, in its sole discretion, during Due Diligence Period that the Property is unacceptable for Buyer's purposes, Buyer shall have the right to terminate this Agreement by giving to Seller notice of termination. In the event the Buyer has not terminated the Agreement during Due Diligence Period, Buyer shall be deemed satisfied with the due diligence items set forth in the Agreement and the Initial Deposit shall become non-refundable.

2.08 Documents From Seller. Seller shall provide Buyer, within ten (10) days of execution of this Agreement by Seller, copies of the following, if in Seller's possession or control (collectively, the "Property Documents")

(a) Prior title commitments, surveys and exception documents;

(b) Prior environmental reports;

(c) Copy of any lease(s), and all amendments thereto, affecting any portion of the Property, if any, that extend beyond the Closing;

(d) Copy of insurance policy;

(e) Copy of most recent tax bill;

(f) Copy of most recent utility bills; and

(g) Copy of any and all documents from any government entity or agency related to: (i) the Waste Water containers, (ii) any Hazardous Substance, as defined in 3.01(g), located on, beneath or adjacent to the Property and (iii) any environmental issue or problem related to the Property.

Buyer hereby agrees to treat all Property Documents as confidential; not to disclose any information gained by review of such Property Documents to any third parties, except as hereinafter set forth; to use such information only in connection with its proposed purchase of the Property hereunder; and to take all reasonable measures necessary to safeguard such information in order to preserve its confidentiality. The materials shall be for Buyer's sole use and Buyer agrees that it will not make such copies available to any third parties other than its lenders, attorneys, engineers, architects, environmental consultants, and financial advisors, or as otherwise required by law. If this Agreement is terminated for any reason, then Buyer shall return Buyer shall return to Seller any and all diligence materials acquired by Buyer, including all Property Information, to Seller within five (5) days following such termination (this obligation shall survive any such termination).

ARTICLE III
COVENANTS, WARRANTIES AND REPRESENTATIONS

3.01 Covenants, Warranties and Representations of Seller. Seller makes the following covenants, representations, and warranties and acknowledges that Buyer's execution of this Agreement has been made, and Buyer's acquisition of the Property will be made, in material reliance by Buyer on such covenants, representations, and warranties. The representations and

warranties of Buyer set forth in this Section 3.01 shall survive the Closing for a period of six (6) months. Notwithstanding same, Seller shall have no liability with respect to a breach of any of its representations and warranties herein if, prior to Closing, Buyer has actual knowledge of such breach, or Buyer obtains actual knowledge (from whatever source, including, without limitation, as a result of Buyer's due diligence, the Property Documents, or any other written disclosure(s) by Seller or their agents and employees) that contradicts any of Seller's representations and warranties below, and Buyer nevertheless consummates the transaction contemplated by this Agreement.

(a) Free and Clear Owner With Authority To Sell. Seller is, or shall be as of the Closing, the owner of the Property and has, or will have as of the Closing, full authority to sell, convey, and transfer the Property as provided in this Agreement and to carry out Seller's obligations under this Agreement.

(b) No Violation. Seller's execution of this Agreement and performance of Seller's obligations under this Agreement will not violate any agreement, option, covenant, condition, obligation, or undertaking of Seller, nor will it violate any law, ordinance, statute, order, or regulation.

(c) Eminent Domain. Seller has received no written notice of any pending or threatened proceeding in eminent domain or otherwise that would affect the Property or any portions thereof, nor does Seller know of any facts that may give rise to such actions or proceedings.

(d) Liens. Seller has no actual knowledge of any liens or encumbrances on or claims to or covenants, conditions and restrictions, easements, rights of way or other matters affecting the Property, including the crops growing thereon, if any, except as would be indicated in the official county records, or would be obvious from a physical inspection of the Property.

(e) Leases. At the Closing, the Property shall be free and clear of all leases, licenses, and rights to farm, manage, or occupy the Property that cannot be terminated upon thirty (30) days' written notice.

(f) Litigation. Except for as disclosed by the Property Documents, there are no actions, suits, claims, legal proceedings, or other matters pending or, to Seller's knowledge, threatened against Seller before any court or governmental entity that affects the Property or any portions thereof.

3.02 Covenants, Warranties and Representations of Buyer. Buyer makes the following covenants, representations, and warranties and acknowledges that Seller's execution of this Agreement has been made, and Seller's sale of the Property will be made, in material reliance by Seller on such covenants, representations, and warranties. The representations and warranties of Buyer set forth in this Section 3.02 shall survive the Closing for a period of six (6) months.

(a) Organization and Authority. Buyer has the authority to enter into this Agreement, purchase the Property, pay the Purchase Price, and carry out the terms of this Agreement as set forth in this Agreement. More specifically, Buyer been duly organized and is validly existing as a limited liability company under the laws of the State of

California. Buyer has the full right and authority to enter into this Agreement and to purchase the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Buyer is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Buyer in connection with the transactions described herein, will violate any provision of Buyer's organizational documents or of any agreements, regulations, or laws to or by which Buyer is bound. This Agreement has been duly authorized, executed and delivered by Buyer, is a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b) Consents. Subject to Buyer's customary internal approval process for real estate purchases, Buyer has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under Buyer's organizational documents or any covenant, agreement, encumbrance, law or regulation by which Buyer is bound.

(c) Pending Actions. Other than as disclosed by the Property Documents, there is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or, to Buyer's knowledge, threatened against Buyer or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Buyer's ability to consummate the transaction contemplated herein.

(d) Financial Status. Buyer has adequate financial resources to purchase the Property. Buyer is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due. Buyer has neither filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Buyer, nor is any such proceeding to Buyer's knowledge threatened or contemplated. The purchase of the Property will not render Buyer insolvent.

(e) No Violation. Buyer's execution of this Agreement and performance of Buyer's obligations under this Agreement will not violate any agreement, option, covenant, condition, obligation, or undertaking of Buyer.

(f) Performance. Buyer shall timely perform and comply with all covenants and agreements, and satisfy all conditions, that Buyer is required to perform, comply with, or satisfy under this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT

4.01 Conditions Precedent to Seller's Obligation to Perform. Seller's obligation to perform as set forth in this Agreement is expressly conditioned on satisfaction of each and every one of the following conditions precedent:

(a) Buyer shall have performed each of the acts to be performed by it under this Agreement, including, without limitation, depositing the Purchase Price (as set forth in Section 1.03), and Buyer's share of the Closing Costs (as defined below) into Escrow by the Closing Date.

(b) Each of Buyer's covenants, representations and warranties set forth in Section 4.02 shall be true at the Close of Escrow as if affirmatively made at that time.

The foregoing conditions are solely for the benefit of Seller, any or all of which may be waived by Seller in Seller's discretion.

4.02 Conditions Precedent to Buyer's Obligation to Perform. Buyer's obligation to perform as set forth in this Agreement is expressly conditioned on the satisfaction of each and every one of the following conditions precedent:

(a) Seller shall have performed every act to be performed by it under this Agreement, including, without limitation, depositing into Escrow a limited warranty deed conveying the Property to Buyer (the "Deed").

(b) Each of Seller's covenants, representations, and warranties set forth in Section 4.01 or elsewhere in this Agreement shall be true at the Close of Escrow as if affirmatively made at that time.

(c) Escrow Holder shall be committed to issue the Title Policy as set forth in Section 2.03 in the condition set forth in Section 2.02.

(d) Any environmental remediation agreed by the Parties pursuant to a Section 2.06 remediation plan shall be completed by the Close of Escrow.

The foregoing conditions are solely for the benefit of Buyer, any or all of which may be waived by Buyer in Buyer's sole discretion.

4.03 Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Sections 4.01 and 4.02 are not fulfilled or waived on or before the Closing Date, this Agreement shall terminate and all rights and obligations hereunder of each Party shall be at an end. Seller or Buyer may elect, at any time or times prior to the Closing, to waive in writing the benefit of any of their respective conditions set forth in Sections 4.01 or 4.02, as applicable. In any event, the Parties' consent to the Close of Escrow shall waive any remaining unfulfilled conditions (but such waiver shall not be deemed to waive any subsequently discovered breach of any representation, warranty, or covenant made by either Party).

ARTICLE V
ESCROW

5.01 Establishment of Escrow. The Parties shall establish an escrow for purposes of consummating the purchase and sale of the Property pursuant to this Agreement with Escrow Holder. Within three (3) business days of execution of this Agreement by both Parties, a duplicate of this Agreement shall be deposited with Escrow Holder and shall constitute escrow instructions to Escrow Holder concerning this transaction, subject to the provisions of Escrow Holder's standard conditions for acceptance of the Escrow, but only to the extent that such standard conditions impose no additional obligations or liabilities on the Parties, and further subject to the terms and conditions set forth in this Agreement. In the case of conflict between this Agreement and such standard escrow instructions and conditions, this Agreement shall control unless otherwise agreed, in writing, by Buyer and Seller.

5.02 Deposits into Escrow. The Parties shall make the following deposits into the Escrow at or prior to the Close thereof:

(a) Seller's Deposits. Seller's share of the Closing Costs shall be paid from funds distributable from the Escrow to Seller. Seller shall deliver the following documents and instruments into the Escrow prior to the Close:

(i) Executed and acknowledged original Deed; and

(ii) Seller's affidavits of non-foreign status as contemplated by Section 1445 of the Internal Revenue Code of 1986, as amended (the "FIRPTA Affidavit").

(b) Buyer's Deposits. Buyer shall deposit the following funds and documents into the Escrow prior to the Close:

(i) The Initial Deposit (at the time set forth in this Agreement);

(ii) The Balance; and

(iii) Buyer's share of the Closing Costs.

5.03 Prorations. Seller shall be responsible for any supplemental tax assessments or reassessments made to the extent attributable to any period prior to the Closing Date, and Buyer shall be responsible for all periods thereafter. Buyer shall pay any supplemental taxes assessed pursuant to the laws of the States of California and North Carolina resulting from the sale of the Property to Buyer. Escrow Holder shall prorate rents, interest, premiums on insurance acceptable to Buyer, and real and personal property taxes or assessments relating to the Property, including water district charges and assessments, if any, to the extent attributable to any period prior to the Closing Date to Seller, and to Buyer for all periods thereafter.

5.04 Title Insurance. At the Closing, Escrow Holder shall commit to provide or issue, effective as of that date, the Title Policy as set forth in Section 2.03.

5.05 Costs and Expenses. Closing costs (the "Closing Costs") shall be borne by the Parties as follows:

(a) Seller shall pay (i) the premium for the Title Policy, and (ii) documentary transfer taxes;

(b) Buyer shall pay (i) recording fees, (ii) document preparation fees, and (iii) any use taxes; and

(c) Escrow fees and other closing costs shall be divided evenly between the Parties.

Each Party shall bear its own legal and accounting fees and costs. Buyer and Seller shall each deposit additional funds into Escrow in an amount equal to their respective shares of the Closing Costs as determined by Escrow Holder; provided, however, that if sufficient funds have been otherwise deposited into Escrow, Escrow Holder is authorized to withhold Seller's share of the Closing Costs from funds that would otherwise be distributable to Seller.

5.06 Closing Date. Unless otherwise extended by the Parties in writing, the Close of Escrow shall occur no later than October 31, 2021. As used herein, the terms "Close," "Closing" and "Closing Date" shall be synonymous with the term Close of Escrow.

5.07 Procedure for Closing. Escrow Holder shall Close the Escrow by doing the following:

(a) Pay from funds deposited by Seller or otherwise distributable to Seller, all claims, demands, and liens necessary to place title to the Property in the condition set forth in Section 2.02;

(b) In accordance with Section 5.05, pay Seller's share of the Closing Costs from funds deposited by Seller or otherwise distributable to Seller;

(c) Pay from funds deposited by Buyer, Buyer's share of the Closing Costs;

(d) Record the Deed in the Lincoln County Public Registry, and direct the County Recorder to return the recorded Deed to Buyer with conformed copies to Seller;

(e) Deliver a copy of Buyer's and Seller's closing statements for the Escrow to the respective Parties;

(f) Deliver a copy of the FIRPTA Affidavit to Buyer;

(g) Deliver to Seller the Purchase Price, less payments and other charges that are chargeable to Seller as authorized under this Agreement; and

(h) Deliver to Buyer the original and two (2) copies of the Title Policy in the form set forth in Section 2.03 no later than thirty (30) days after the Closing Date.

ARTICLE VI
MISCELLANEOUS

6.01 Brokers and Finders' Fees. Buyer and Seller each represent and warrant to and for the benefit of the other that such Party has not caused any liability for payment of any broker's commission or finder's fee to be incurred with respect to the transaction which is the subject of this Agreement, and both Buyer and Seller agree to indemnify, defend and save the other Party harmless from and against any liability for such commission or fee.

6.02 Attorneys' Fees. In the event of any controversy, claim, or dispute between the Parties arising out of or relating to this Agreement or the breach thereof, the prevailing Party shall be entitled to recover from the other Party reasonable expenses, attorneys', paralegals', and other professionals' fees and costs.

6.03 Notices. All notices under this Agreement shall be in writing, and be either personally served, sent with return receipt requested by certified mail with postage prepaid, sent by nationally recognized overnight courier service, or sent by telecopy or email with an original to be delivered by nationally recognized overnight courier service, and addressed to the respective Parties as follows:

To Seller:	Linco Partnership 5200 Old Harding Road Franklin, TN 37064 Attn: Ron Buck Email: ron@ronalddbuck.com
With a copy to:	Stites & Harbison, PLLC 401 Commerce Street, Suite 800 Nashville, Tennessee 37219 Attn: J. David Wicker Email: dwicker@stites.com
To Buyer:	Green Hygienics Properties, LLC Attn: Ron Loudoun 13795 Blaisdell Place, #202 Poway, California 92064 Email: ron7373@gmail.com
With a copy to:	Law Offices of David J. Hollander Attn: David J. Hollander, Esq. 2727 Camino Del Rio South, Suite 211 San Diego, California 92108 Email: david@dhollanderlaw.com

or to such other person or at such other place as either Party may from time to time designate by written notice to the other Party. Notice given in the foregoing manner shall be deemed sufficiently given for all purposes hereunder on the date the same was personally delivered, deposited with the United States Postal Service, deposited with a nationally recognized overnight courier service, or sent by email, except that notices of changes of address shall not be effective until actual receipt.

6.04 Entire Agreement. This Agreement and items incorporated herein contain all of the agreements of the Parties with respect to the matters contained herein, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose.

6.05 Amendments. No provisions of this Agreement may be amended or modified in any manner whatsoever except by an agreement in writing signed by duly authorized representatives of each of the Parties.

6.06 Successors. The terms, covenants, and conditions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors, and assignees of the respective Parties.

6.07 Assignment. Neither Party may assign any or all of their respective rights under this Agreement, including the right to purchase or sell the Property, without the other party's prior written consent, not to be unreasonably withheld; provided, that each Party shall remain directly liable to the other Party for the performance of any provision of this Agreement or any agreement relating hereto.

6.08 Governing Law. This Agreement and all documents provided for herein and the rights and obligations of the Parties shall be governed in all respects, including validity, interpretation, and effect, by the laws of the State of North Carolina (without giving effect to its choice of law principles).

6.09 Headings. Headings at the beginning of each numbered Article, Section, and Subsection of this Agreement are solely for the convenience of the Parties and are not a part of this Agreement.

6.10 Counterparts; Electronic Delivery. This Agreement may be signed by the Parties in different counterparts and the signature pages combined to create one document binding on all Parties. Signature pages may be signed and delivered via email and any such counterpart shall be deemed an original for all intents and purposes.

6.11 Time. Time is of the essence of this Agreement.

6.12 Default.

(a) If Buyer shall default in the performance of its obligations under this Agreement, and such default shall continue for a period of five (5) business days after receipt of written notice of default from Seller to Buyer, then provided Seller is not then in default under this Agreement, Seller shall be entitled to terminate this Agreement by giving written notice of termination to Buyer, whereupon the Initial Deposit shall be delivered to Seller as liquidated damages as Seller's sole and exclusive remedy on account of such default, and neither party shall thereafter have any further liability or obligation to the other. This Section governs only pre-Closing remedies and does not limit Seller's rights or remedies under any provisions which survive Closing or termination of this Agreement. This Section shall survive the expiration or termination of this Agreement.

(b) If Seller shall default in the performance of its obligations under this Agreement, and such default shall continue for a period of five (5) business days after receipt of written notice of default from Buyer to Seller, then provided Buyer is not then in default under this Agreement, Buyer shall be entitled to terminate this Agreement by giving written notice of termination to Seller, whereupon the Initial Deposit shall be promptly returned to Buyer. Buyer expressly waives its rights to seek and obtain damages in the event of Seller's default hereunder. This Section governs only pre-Closing remedies and does not limit Buyer's rights or remedies under any provisions which survive Closing or termination of this Agreement. This Section shall survive the expiration or termination of this Agreement.

6.13 Confidentiality. The terms and provisions of this Agreement, and information provided to the Parties as a result of same, are intended to be confidential. The Parties agree that, except as required by any applicable laws, including, without limitation, the rules and regulations of the Securities and Exchange Commission or of any stock exchange applicable to either of them, no Party will, with respect to this Agreement and the transactions contemplated hereby, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party. The foregoing does not apply as to any suit or action for enforcement of the terms of this Agreement, any requirement to disclose same as a matter of law including, without limitation, open records laws, and any disclosure by a Party to Party's attorneys, accountants, and other parties having a reasonable need to be apprised of some or all of the provisions hereof. No Party may record this Agreement or any notice or memorandum thereof. The terms of this Section 6.12 shall survive any termination or expiration of this Agreement.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

"Seller"	"Buyer"
Linco Partnership, a Tennessee general partnership	Green Hygienics Properties, LLC, a California limited liability company
By: ________________________ Name: Ronald Buck Title: Authorized Representative	By: ________________________ Name: Ronald Loudoun Title: Manager

Exhibit A

Legal Description

All of Tax Parcel ID #00426 being property conveyed to Grantor by Deed recorded in Book 2260, Page 857, Lincoln County Public Registry, described therein as the First Property, to which deeds reference is made for further description which is incorporated herein by this reference, and as more particularly described as follows:

Situated, lying and being on the West side of U.S. Highway No. 321, being bounded on the North by the lands of John M. Lawing, Claude Carpenter and S.H. Haynes estate; on the East by the lands of John M. Laming and U.S. Highway No. 321; on the South by lands of Zettie C. Barkley estate and G.L. Hoffman: and on the West by Clark's Creek, and being more fully described by metes and bounds in accordance with a survey as made by Ronnie Dedmon, Registered Surveyor, dated October 30, 1969, and now of recorded in Plat Book D, on Page 37, Lincoln County Public Registry, as follows:

FIRST TRACT: Beginning at a point in the center of a branch, said point being designated by an iron pin located South 82 deg. 23 min. West 10.95 feet from said iron pin, and runs thence, with branch as it meanders South 15 deg. 9 min. West 112.58 feet; South 6 deg. 39 min. West 123.01 feet South 1 deg. 22 min. West 147.86 feet and South 20 deg. 12 min. West 184.38 feet to a point in said Branch: thence, leaving the Branch and with John Laming lands, South 83 deg. 23 min. East 860.61 feet to a point in the center of U.S. Highway No. 321. being designated by an iron pin on the bank of the Highway; thence, with the center of the Highway, South 21 deg. West 92.91 feet to a point in the center of said Highway, being designated by an iron pin on the bank of said Highway: thence, with Barkley lands North 83 deg. 23 min. West 935.10 feet to an iron pin, a corner. and South 48 deg. 13 min. West 1385.70 feet to a point in the center of a Branch, being designated by a Birch tree on the bank; thence South 77 deg. 23 min. West 1787.80 feet to a point in the center of Clark's Creek, being designated by an Iron pin on the bank of the Creek: thence, with the Creek, North 6 deg. 36 min. West 415.40 feet to a point In the Creek; thence North 8 deg. 29 min. West 799.94 feet to a point in the center of the creek: thence North 7 deg. 38 min. East 677.29 feet to a point in the center of the Creek, being designated by an old iron on the bank of the Creek; thence North 70 deg. 27 min. East 1158.13 feet to a nail and cap in the center of the Railroad track; thence, with the C&NW Railroad track, the following calls and distances, South 1 deg. 21 min. East 315.60 feet South 0 deg. 31 min. East 100 feet South 1 deg. 18 min. West 100 feet South 3 deg. 10 min. West 99 50 feet. South 5 deg. 06 min. West 99.50 feet; and South 6 deg. 40 min. West 380.68 feet; thence, leaving the Railroad track, and running North 54 deg. 21 min. East 66.33 feet to an iron pin: thence North 63 deg. 53 min. East 1418.73 feet to an iron pin; thence North 82 deg. 23 min. East 714.37 feet to the point of BEGINNING, containing 94.90 ACRES, more or less.

SECOND TRACT: BEGINNING at a point in the center of Branch, a new corner in John Liming property, and runs thence North 70 deg. East 100 feet to a new corner in the John Lowing property; thence South 20 deg. East 10 feet to another new corner in the John Lowing property; thence South 70 deg. West 105.02 feet to a point In the center of the Branch: thence with the center of the Branch. North 6 deg. 39 min. East 11.19 feet to the point of BEGINNING, containing 1025 Square Feet, upon which is located a well.

<u>THIRD TRACT</u>: BEGINNING at a point in the center of the Branch. a new corner In the John Lawing property, and runs thence. South 88 deg. 23 min. East 30 feet to an iron pin, a new corner in the John Lawing property; thence, South 9 deg. 32 min. West 10 feet to an iron pin, a new corner In the John Lawing property; thence North 88 deg. 33 min. West 28.10 feet to a point in the center of the Branch; thence North 1 deg. 22 min. West 10 feet to the point of BEGINNING, containing 300 SQUARE FEET, more or less, upon which is situated a well. The party of the first part hereby releases and quitclaims all right, title, or interest, if any he has, in the following described lot of land, viz:

<u>FOURTH TRACT</u>: BEGINNING at a point in the center of Clark's Creek, said point being North 6 deg. 36 min. West 415.40 feet from the Southwestern corner of Tract No. One, and runs thence South 74 deg. 30 min. West 40 feet to an iron pin; thence South 80 deg. 12 min. West 100.94 feet to an Iron pin; thence North 21 deg. 16 min. West 436.34 feet to an iron pin; thence North 0 deg. 20 min. West 88.50 feet to an iron pin; thence North 26 deg, 24 min. East 154.61 feet to an iron pin; thence North 11 deg. 59 min. East 200.26 feet to an iron pin; thence North 68 deg. 19 min. East 80.92 feet to a point in the center of Clark's Creek, a corner with Tract No. One; thence with Tract No. One, South 8 deg. 29 mkt East 799.94 feet to the point of BEGINNING, containing 3.07 ACRES, more or less.

The foregoing tracts of land being a part of and carved out of Tracts A-1, and B, of the estate of S.S. Carpenter property, according to a survey and plat as prepared by Hoke S. Heavner, Registered Surveyor, on October 19, 1950, and recorded in Book A, on Page 183, Lincoln County Public Registry.

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